Exhibit 10.1

BROCADE SENIOR LEADERSHIP PLAN

Approved by the Compensation Committee: February 2, 2017
(Effective for fiscal year 2017)

INTRODUCTION

The Brocade Senior Leadership Plan (“SLP” or the “Plan”) describes the fiscal year 2017 bonus opportunity for eligible Participants (as defined below) of Brocade Communications Systems, Inc. (the “Company”).

ACQUISITION

On November 2, 2016, Brocade entered into an Agreement and Plan of Merger with Broadcom Limited (“Broadcom”) under which Broadcom will acquire the Company for $12.75 per share in an all-cash transaction, which is expected to close in the second half of fiscal year 2017. At the same time, Broadcom announced its intention to divest the Company’s IP Networking business, including wireless and campus networking, data center switching and routing, and software networking. The uncertainties associated with the proposed acquisition and subsequent divestiture are expected to impact the overall performance of the Company in fiscal year 2017 in ways that are difficult to measure. Consequently, the customary performance metrics that have guided the calculation and payment of incentive compensation in previous fiscal years will not serve their past purposes and are being eliminated for fiscal year 2017.

PAYOUT PERIOD

Payout of SLP bonuses will be in cash and generally will occur within 30 business days after the earlier of (a) the end of the Company’s fiscal year 2017 (the Company’s fiscal year 2017 being the “Plan Period”) or (b) a Participant’s Qualifying Termination of Employment and execution of a General Release of Claims and such General Release of Claims becoming effective. Payments on account of a Qualifying Termination of Employment will be made on a pro-rata basis, as described below. Except as provided under the section entitled “Senior Leadership Plan Payout Calculation,” in no event will any payouts be made after January 15, 2018.

ELIGIBILITY

For fiscal year 2017, the Chief Executive Officer (CEO) and all regular full-time and part-time Senior Vice Presidents (SVP) and Vice Presidents (VP) are eligible to participate in the SLP. However, to the extent that a VP is eligible to, and participates in, the Company’s Sales Incentive Plan, then that VP shall not be eligible to participate in the SLP unless specifically determined in writing by the Compensation Committee of the Board of Directors. The Compensation Committee will determine whether any Participant who terminates employment with Brocade in connection with a corporate transaction will receive any SLP benefits in connection with such termination and whether and how the SLP will continue to apply to such Participant if he or she accepts an offer of employment with another entity in connection with a corporate transaction.

PARTICIPANT SLP INCENTIVE PERCENTAGE

With respect to Section 16 Officers (including the Chief Executive Officer), a Participant's Annual Incentive Percentage shall be the percentage (between 50% to 150% of the Participant’s highest annual base salary during the Plan Period (the “Annual Base Salary”)), approved by the Compensation Committee. With respect to other Participants, a Participant's Annual Incentive Percentage is the highest percentage approved by the Compensation Committee with respect to the Participant during the Plan Period. Each Participant’s Annual Incentive Percentage and/or the applicable Annual Incentive Percentage schedule has been determined by the Compensation Committee and was communicated to the Participant in writing within the first 90 days of the Plan Period or will be so determined by the Compensation Committee and communicated to the Participant within 90 days of the Participant's first day of employment.

SENIOR LEADERSHIP PLAN PAYOUT CALCULATION

The cash bonus payout will be calculated as indicated below, subject to pro-ration as described in this SLP.

Bonus Payout = (Annual Incentive Percentage) x (Annual Base Salary) x (Pro Rata Fraction, if any)

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The numerator of the “Pro Rata Fraction” will be the number of days such Participant was employed by the Company in an SLP-eligible position during the Plan Period and the denominator will be the number of days in the Plan Period.

If making payments under this SLP and the Brocade Incentive Plan (“BIP”) prior to the closing of Broadcom’s acquisition of the Company (the “Closing”) would materially violate the Company’s financial covenants, as determined by the Company’s independent registered public accounting firm at the direction of the Board, payments under this Plan may be reduced by an across-the-board percentage, but only to the extent that such percentage is the same reduction applied to the BIP and only to the extent necessary to avoid such covenant non-compliance. Any such reduced payments shall be made at the earlier of the Closing or the first date on which making such reduced payments no longer would materially violate the Company’s financial covenants.

ADMINISTRATIVE PROCEDURES

New Hires and Promotions
Payouts will be pro-rated for Participants who are hired or transferred into the SLP after the commencement of the Plan Period.

Terminations
Any Participant who experiences a Qualifying Termination of Employment during the Plan Period is eligible to receive a pro-rata SLP payout, subject to the execution of a General Release of Claims. Any Participant whose employment terminates for any other reason during the Plan Period is not eligible to receive any SLP payout. Any Participant whose employment terminates for any reason after the end of the Plan Period is entitled to receive a full SLP payout, which will be pro-rated if the Participant was not a Participant for the full Plan Period. In no event shall a Participant be entitled to payments under the SLP in connection with a Qualifying Termination of Employment to the extent that such payments duplicate bonus benefits provided under other severance agreements.

A “Qualifying Termination of Employment” means a Participant’s employment is terminated by the Company without Cause or, for a Participant who has a valid Change of Control Retention Agreement with the Company or other written agreement setting forth severance rights in connection with a resignation for “Good Reason,” by such Participant for Good Reason (which shall be defined as set forth in such Change of Control Retention Agreement or such other written agreement). For a Participant who has a valid Change in Control Retention Agreement with the Company or other written agreement setting forth severance rights in connection with a termination by the Company without “Cause,” “Cause” shall have the meaning set forth in such agreement; for all other Participants, “Cause” means (i) willful and continued failure to perform the duties and responsibilities of Participant’s position that is not corrected within a thirty (30) day correction period following written notice of such failure; (ii) any act of personal dishonesty, either with respect to the Company or that results in significant negative publicity with respect to the Company; (iii) conviction of, or plea of nolo contendere to, a felony; or (iv) material breach of Participant’s Confidential Information Agreement or the Company’s Code of Conduct and Business Ethics, which breach is not cured within a thirty (30) day correction period following written notice of such failure.

Leave of Absence, Disability, or Death
Except as otherwise determined by the Compensation Committee, in the event that during the Plan Period, a Participant takes one or more leave(s) of absence (including, but not limited to, disability leave) that cumulatively total more than 30 days, the Participant’s SLP payout, if any, will be calculated on a pro-rated basis, based on the number of days that the Participant was actively working for the Company during the Plan Period. In the event of Participant’s death, the Participant’s estate, instead of the Participant shall receive a pro-rated SLP payout.

Performance Improvement Plan/Disciplinary Situations
If a Participant is subject to a formal (documented) performance improvement plan, corrective action, or discipline, or is subject to investigation or deemed by the Company to have violated the Company’s Code of Business Conduct and Ethics and/or other Company policy, the Committee may, only prior to the Closing, in its sole discretion, reduce, eliminate or delay payment of the SLP payout that the Participant would otherwise have been eligible to earn.

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Clawback Provision
Brocade is committed to the principle of strong corporate governance and the integrity of its financial statements. In the event that material accounting errors occur that require correction of the Company’s financial statements issued prior to the Closing, whether or not such errors result from fraud or intentional misconduct by Executives (as defined below), the intent of this policy is for the Compensation Committee to seek repayment of all cash-based incentive compensation or performance-based equity compensation (“Incentive Compensation”) erroneously paid or granted to the CEO and any of the executives of the Company who report directly to the CEO (collectively, “Executives”) based on the material accounting error, if the amount of such Incentive Compensation would have been lower had the Incentive Compensation been calculated based upon financial statements free of any material accounting errors. In determining whether to pursue such repayment, the Compensation Committee will take into account certain considerations including but not limited to the feasibility and expense of recoupment, any pending legal action, and the passage of time since the occurrence of the accounting error requiring the correction. Following such determination, the Company shall disclose in its next annual proxy statement any decision by the Compensation Committee to pursue such repayment as well as any decision by the Compensation Committee not to pursue such repayment and the reasons therefor. The Company shall amend this recoupment provision, as appropriate, following the implementation of final rules to be promulgated by the U.S. Securities and Exchange Commission under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Section 409A
It is intended that any payments made under the SLP will be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance issued thereunder (collectively, “Section 409A”), pursuant to the “short-term deferral” exception under Section 409A, and any ambiguities and/or ambiguous terms under the Plan will be interpreted to comply with the requirements of such exception or otherwise comply with the requirements of Section 409A. Each payment under the SLP is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations. Without imposing any obligation, Brocade may, in good faith and without the consent of any Participant, make any amendments to this SLP and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to any Participant. However, in no event will Brocade be responsible for the payment of any taxes or other costs that any Participant may incur by virtue of his or her participation in the SLP.

Amendment and Exceptions
The Committee may amend or terminate this SLP in any manner and may make any exception to this SLP, in its sole discretion, only prior to the Closing. After the Closing, no amendments or exceptions may be made to the SLP.

Other Provisions
Participation in the SLP does not constitute an agreement (express or implied) between the Participant and Brocade that the Participant will be employed by Brocade for any specific period of time, nor is there any agreement for continuing or long-term employment. This SLP supersedes all prior written or oral statements to employees regarding the SLP for the Plan Period.

All SLP payouts shall be subject to applicable taxes, required deductions and Withholdings. To the extent permitted by applicable law the following additional provisions apply:

Participation in the SLP does not entitle the Participant to participate in any other incentive plans that the Company may implement in future years. Furthermore, any payments made to a Participant under the SLP do not create any right to receive any such payment in the future.

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